LKCM FUNDS
Distribution Plan

INTRODUCTION

This Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) by the LKCM Funds (the “Fund”), for its portfolios and classes of its portfolios, except to the extent that such portfolios or classes have adopted a different plan pursuant to Rule 12b-1. The Plan has been approved by a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto, cast in person at a meeting called for the purpose of voting on such plan. Such approval by the Trustees included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the portfolios and classes of its portfolios and its shareholders. The Plan has also been approved by a vote of the holders of a majority of the outstanding voting securities, as defined in the Act of each portfolio or class of shares of a portfolio distributed pursuant to the Plan, prior to the implementation of the Plan with respect to such portfolio or such class of shares of a portfolio.

Each portfolio of the Fund is managed by an investment adviser registered as such with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The investment adviser serves as manager of certain portfolios pursuant to an investment advisory agreement approved by the Board of Trustees and shareholders of the Fund.

The Fund is a Delaware business trust authorized to issue different series of securities and is an open-end management investment company registered under the Act. The Fund employs a principal underwriter and national distributor (the “Distributor”) for the Fund’s shares pursuant to a Distribution Agreement approved by the Board of Trustees of the Fund.

The Distributor may enter into agreements with other registered broker-dealers, consultants, recordkeepers, accounting agents and other Service Providers in the implementation of this Plan and of the Distribution Agreement between it and the Fund. The Fund may, in addition, enter into arrangements with other than broker-dealers and Service Providers which are not “affiliated persons” or “interested persons” of the Fund or the Distributor to provide to the Fund services in the Fund’s marketing of its shares (the “Service Providers”).

The Plan provides that:

1.           The Fund may pay a monthly fee not to exceed 0.75% per annum of the Fund’s daily average net assets (the “Maximum Amount”) to reimburse the Distributor, other broker-dealers or Service Providers for amounts expended by them under the terms of the Plan.

2.           (a)  The Distributor shall be reimbursed pursuant to paragraph 1 above for monies expended to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of the Fund’s shares and, where suitable and appropriate, the retention of the Fund’s shares by shareholders.

      (b)  To the extent that Service Providers are paid directly by the Fund, such Service Providers shall use the monies paid respectively to them to reimburse themselves for the actual cost they have incurred in providing distribution-related services including but not limited to: advertising the availability of services and products; designing material to send to customers and developing methods of making such materials accessible to customers; providing information about the product needs of customers; providing facilities to solicit Fund sales and to answer questions from prospective and existing investors, including requests for sales literature, prospectuses and statements of additional information; displaying and making sales literature and prospectuses available; acting as liaison between shareholders and the Fund, including obtaining information from the Fund and providing performance and other information about the Fund.

3.           The Distributor shall report to the Fund at least monthly on the amount and the use of the monies paid to it under the Plan. To the extent paid directly by the Fund, the Service Providers shall inform the Fund monthly and in writing of the amounts each claims under the Service Agreement and the Plan; both the Distributor and the Service Providers shall furnish the Board of Trustees of the request in connection with the payments made under the Plan and the use thereof by the Distributor and the Service Providers, respectively, in order to enable the Board to make an informed determination of the amount of the Fund’s payments and whether the Plan should be continued.

4.           The officers of the Fund shall furnish to the Board of Trustees of the Fund, for their review, on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

5.           This Plan shall remain in effect as to a portfolio or class of shares of a portfolio of the Fund only if it is approved by the vote of a majority of the respective portfolio’s or class’ outstanding voting securities as defined in the Act; thereafter, it shall continue in effect for successive periods of one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually by a vote of the Board of trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“non-interested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

6.           (a)  The Plan may be terminated at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the respective portfolio’s or class’ outstanding voting securities.

      (b)  The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to paragraph 2 thereof without approval by the respective portfolio’s or class’ shareholders.

7.           The Distribution Agreement between the Fund and the Distributor, and the Service Agreement between the Fund and the Service Providers, shall specifically have a copy of this Plan attached to, and its terms and provisions incorporated respectively by reference in, such agreements.

8.           All material amendments to this Plan shall be approved by the non-interested Trustees in the manner described in paragraph 5 above.

9.           So long as the Plan is in effect, the selection and nomination of the Fund’s non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

10.           The definitions contained in Sections 2(a)(42) of the Act shall govern the meaning of “affiliated person”, “assignment”, “interested person(s)” and “vote of a majority of the outstanding voting securities”, respectively, for purposes of this Plan.

11.           Notwithstanding any other provision, the Fund may not compensate a broker-dealer for any sale or distribution of the Fund’s shares by directing to the broker-dealer (a) portfolio transactions or (b) commissions, mark-ups, mark-downs or other fees received from executions effected through any other broker-dealer.

This Plan shall take effect on the date of the public offering of the respective portfolio or class of shares of a portfolio, unless a different date has been designated as the Plan’s effective date by the Board of Trustees.

Adopted:  July 1994
Amended:  November 16, 2004

LKCM FUNDS
DISTRIBUTION PLAN

SCHEDULE A

The Funds to which the LKCM Funds Distribution Plan shall be as follows:

LKCM Equity Fund (Institutional Class)
LKCM Small Cap Equity Fund (Institutional Class)
LKCM Small-Mid Cap Equity Fund (Institutional Class)
LKCM Balanced Fund
LKCM Fixed Income Fund
LKCM International Fund

The Board has not authorized accruals or payments of distribution expenses under the LKCM Funds Distribution Plan at this time.

Dated:  July 14, 1994
Amended:  February 22, 2011